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                                                                     EXHIBIT 3.1

                               AMENDMENT NO. 1 TO
                       BYLAWS OF ATMOS ENERGY CORPORATION

            (Adopted by the Board of Directors on February 13, 2001)

         RESOLVED, that the second clause of the third sentence of Section 2.05 of the Bylaws of the Company (as Amended and Restated as of November 12, 1997) shall be, and hereby is, deleted and replaced in its entirety with the following:

                  2.05 Notice of Shareholder Proposals. provided, however, that if less than seventy-five (75) days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Secretary of the corporation not later than the close of business on the twenty-fifth (25th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

         and;

         FURTHER RESOLVED, that the second clause of the second sentence of
Section 3.04 of the Bylaws of the Company shall be, and hereby is, deleted and replaced in its entirety with the following:

                  3.04 Nominations of Directors. provided, however, that if less than seventy-five (75) days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, such nomination shall have been received by the Secretary of the corporation not later than the close of business on the twenty-fifth (25th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

         and;

         FURTHER RESOLVED, that the second sentence of Section 8.02 of the Bylaws of the Company shall be, and hereby is, deleted; and

          FURTHER RESOLVED, that Section 8.03 of the Bylaws of the Company shall be, and hereby is, deleted and replaced in its entirety with the following:

                  8.03. Subordinate Officers and Agents. In addition to the officers enumerated in Section 8.01 of this Article VIII, the corporation may have one or more Assistant Secretaries and Assistant Treasurers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any officer described in Section 8.01, the power to appoint and to remove any such subordinate officers, agents or employees. Such subordinate officers, agents and employees shall not be entitled to participate in any employee benefit plans of the corporation or to receive any other types of benefits reserved for officers of the corporation.